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                                                               EXHIBIT 99.1

                        [Coachmen Industries, Inc. Logo]

                                  NEWS RELEASE


For immediate release Monday, July 7, 2003

HOMEBUILDER ALL AMERICAN HOMES(R) ANNOUNCES PLANS TO
BECOME SUBDIVISION BUILDER

DECATUR, INDIANA - The Quarry, a planned residential community in Toledo, Ohio, marks the first phase of a new strategic business plan for All American Homes, LLC, according to Steve Kerr, President of the Fort Wayne, Ind.-based Company. All American Homes is a subsidiary of Coachmen Industries (NYSE: COA).

Working with a developer, Kerr said the Company will sell the lots and build the 58 homes to go on them. Already widely recognized and respected for the systems-built homes they construct on rural and/or scattered lots, becoming a subdivision homebuilder is viewed as a logical component of the Company's long-range growth plans.

"We want to change the way our Company is viewed. We're known as an 'on-your-lot' builder of high quality homes, and this is the first step towards building entire subdivisions, planned communities and other large homebuilding projects. We plan to become more aggressive in the market, and provide more opportunities for homeowners to enjoy the quality and cost advantages of systems-built homes," said Kerr.

All American(R) builds homes in a controlled factory environment and then moves them to the building site for placement on permanent foundations, where skilled craftsmen complete the building process. Constructed indoors in a quality- and climate-controlled environment, the Company's systems-built homes have long been known for their precision engineering. Reduced costs of 10 to 12 percent can be realized because of the efficiencies of large material purchases, a longer construction season and the elimination of weather and labor delays. Construction time is also significantly reduced as an All American systems-built home can be built and delivered in as little as 8 to 12 weeks, a fraction of the time it would take to build a home on-site using the conventional method.

In The Quarry, Kerr said All American Homes will build single-family homes that will fall into the $199,000 to $350,000 retail price range, depending on the extent of customization chosen by each homeowner. The Company will offer five different floor plans ranging from 1600 sq. ft to 2400 sq. ft., including two ranch models, two two-story models and a Cape Cod model. In addition, each floor plan will have a choice of three different "looks" for the front of the home.

                                     -MORE-

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Homebuilder All American Homes (R)
Announces Plans to Become Subdivision Builder
Page 2
July 7, 2003
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G&K Builders, Inc., an All American Homes systems-built homebuilder in Holland,
Ohio, will complete the construction of the homes on site. All American Homes will have their first model home built and in place by late July, and a sales center will also be open in the development. A community grand opening is scheduled for September.

"We're very excited about this project," said Mike Newcomer, Director of Sales for G&K Builders. "The Quarry is the most desirable location for a housing development in the Toledo area, and building 58 new homes in this upscale community will help demonstrate that All American's systems-built homes are indistinguishable from traditional site-built homes."

Homes built by All American Homes, LLC are constructed to meet or exceed state and local building codes. They're also designed to meet regional architectural demands. All American Homes currently has production facilities in Decatur, Ind.; Dyersville, Iowa; Milliken, Colo.; Osage City, Kan.; Rutherfordton, N.C.; Springfield, Tenn. and Zanesville, Ohio. All American Homes(R) is a subsidiary of Elkhart, Ind.-based Coachmen Industries, Inc.

Coachmen Industries, Inc., founded in 1964, is one of the nation's leading manufacturers of recreational vehicles with well-known brand names including COACHMEN(R), GEORGIE BOY(R), SHASTA(R) and VIKING(R). Coachmen Industries is also one of the largest systems-built home producers in the nation with its ALL AMERICAN HOMES(R) subsidiary. Modular commercial structures are manufactured by the Company's Miller Building Systems subsidiary. Prodesign, LLC is a subsidiary that custom thermoforms composite and plastic parts for numerous industries under the PRODESIGN(R) brand. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the COA ticker symbol.

For more information:
    Jack Julo, Director of Business Development, All American Homes
    Phone:  260-724-8044 (Decatur, IN)
    E-mail:  jjulo@allamericanhomes.com
    World Wide Web:  www.allamericanhomes.com or www.thequarrybygandk.com

    Rich Allen, Corporate Communications, Coachmen Industries, Inc.
    Phone:  574-262-0123 (Elkhart, IN)
    E-mail:  rallen@coachmen.com
    World Wide Web: www.allamericanhomes.com or www.coachmen.com



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